Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Burke & Herbert Financial Services Corp. on Form S-4 of our report dated February 24, 2023 on the consolidated balance sheets of Burke & Herbert Financial Services Corp. as of December 31, 2022 and 2021 and the consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the joint proxy statement/prospectus.

/s/ Crowe LLP
Crowe LLP
Washington, D.C.
September 29, 2023